Exhibit 23.2
                    Consent of Hacker, Johnson, Cohen & Grieb










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                              Accountants' Consent



PSB BancGroup, Inc.
Lake City, Florida:

We consent to the use of our report dated December 5, 1997 on the balance sheet of PSB BancGroup, Inc. as of October 31, 1997 and the related statements of operations, stockholders' deficit and cash flows for the period from June 30, 1997 to October 31, 1997, included in the Prospectus of the Registration Statement of PSB BancGroup, Inc. on Form SB-2 and to reference to our firm under the heading "Experts" in the Prospectus.

/s/HACKER, JOHNSON, COHEN & GRIEB PA
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   HACKER, JOHNSON, COHEN & GRIEB PA

Tampa, Florida
March 11, 1998